EXHIBIT 11


                        COMPUTATION OF PER SHARE EARNINGS


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
                                          Quarter Ended               Six Months Ended
                                              June 30,                   June 30,
                                     -----------------------    -------------------------
                                        1996          1995           1996          1995
Net Income ($000)                      $18,139      $133,151       $76,642      $238,158

Weighted Average Common
  Shares Outstanding                68,960,257    70,074,370    69,034,603    70,055,541


Earnings Per Share                       $0.26         $1.90         $1.11         $3.40


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Primary Basis       69,462,050    70,680,077    69,472,760    70,596,801


Primary Earnings Per Share               $0.26         $1.88         $1.10         $3.37


Weighted Average Common
  Shares Outstanding
  Including Common Stock
  Equivalents - Fully
  Diluted Basis                     69,462,050    70,917,939    69,472,760    70,899,110


Fully Diluted Earnings Per Share         $0.26         $1.88         $1.10         $3.36

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